(CINRAM LOGO)
2255 MARKHAM ROAD, SCARBOROUGH, ONTARIO, M1B 2W3


NEWS RELEASE
- --------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


               CINRAM SIGNS MULTI-YEAR EUROPEAN MANUFACTURING AND
               DISTRIBUTION AGREEMENT WITH TWENTIETH CENTURY FOX
                               HOME ENTERTAINMENT


TORONTO (NOVEMBER 2, 2004) - Cinram International Inc. (TSX: CRW) today announced that it has signed exclusive, multi-year agreements with Twentieth Century Fox Home Entertainment Inc. to manufacture and distribute DVDs and VHS video cassettes in the United Kingdom, Ireland, France, Germany, Austria and the Benelux (Belgium, the Netherlands and Luxembourg). Cinram will also be the exclusive manufacturer of DVDs for Fox in several other European territories, including Italy and Sweden. Cinram handles all of Fox's North American DVD and VHS video cassette manufacturing and distribution.

"We're very excited to broaden our extensive North American relationship with Fox to encompass the majority of their European business," said Cinram chief executive officer Isidore Philosophe. "This agreement substantially enhances our presence in Europe, adding to our existing blue chip client base."

Cinram has been manufacturing and distributing DVDs and VHS video cassettes for Fox in France under a transitional agreement since August 2004. Today's announcement confirms that Cinram will be Fox's exclusive supplier in almost all major western European markets in addition to France.

Fox's manufacturing requirements will be fully integrated within Cinram's European manufacturing network, giving them maximum flexibility to service the retail marketplace in each territory. The agreement also features value-added services including full order-to-cash management, invoicing, claims and carrier management, as well as financial and key performance indicator reporting.

"Cinram recognizes the complexities that are inherent in being successful in today's home entertainment business," said Stephen Moore, president of Twentieth Century Fox International. "Their capabilities truly address both our current and future specialized requirements, and will assist in making us best in class in retail execution."

Cinram will begin manufacturing and distributing Fox products in the United Kingdom, Germany and the Benelux in the first half of 2005.

"By leveraging our in-house expertise and the value-added capabilities we acquired through The Entertainment Network Limited (TEN), we're increasing our level of integration with our customers and solidifying long-term relationships," concluded Philosophe.

ABOUT CINRAM
Cinram International Inc. is the world's largest independent provider of pre-recorded multimedia products and logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, audiocassettes and CD-ROMs for motion picture studios, music labels, publishers and computer software companies around the world. Cinram's shares are listed on the Toronto Stock Exchange (CRW) and are included on the S&P/ TSX Composite Index. For more information, visit our Web site at www.cinram.com.

                                      -30-

FOR MORE INFORMATION:
Lyne Beauregard
Cinram International Inc.
Tel: (416) 321-7930
E-mail: lynebeauregard@cinram.com